UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934
(Amendment No.  )

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CARDLYTICS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARDLYTICS, INC.
675 Ponce de Leon Ave. NE, Suite 6000
Atlanta, Georgia 30308
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 25, 2019
Dear Stockholder:
The annual meeting of stockholders (the “Annual Meeting”) of Cardlytics, Inc., or the Company, will be held at the offices of the Company at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308, on Tuesday, June 25, 2019 at 2:00 p.m. local time for the following purposes:

1.	To elect the board of director’s nominees, David L. Adams, Scott D. Grimes and Mark A. Johnson, to the Board of Directors to hold office until the 2022 Annual Meeting.

2.
To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent registered public accounting firm, or auditors, for the fiscal year ending December 31, 2019.

3.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this Notice. All stockholders are invited to attend the meeting in person. The record date for the Annual Meeting is April 26, 2019. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.
By Order of the Board of Directors,

/s/ Kirk L. Somers
Kirk L. Somers
Secretary

Atlanta, Georgia
April 30, 2019

We are primarily providing access to our proxy materials over the Internet pursuant to the Securities and Exchange Commission’s notice and access rules. On or about April 30, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2019 Proxy Statement and 2018 Annual Report on the Internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

Whether or not you expect to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your Notice, or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: 1) over the Internet at www.proxyvote.com, 2) by telephone by calling the toll-free number 1-800-690-6903, or 3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CARDLYTICS, INC.
PROXY STATMENT

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 25, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Cardlytics, Inc. (“we,” “our,” “us,” the “Company,” or “Cardlytics”) is soliciting your proxy to vote at the 2019 Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 30, 2019 to all stockholders of record entitled to vote at the annual meeting.
How do I attend the annual meeting?
The meeting will be held on Tuesday, June 25, 2019 at 2:00 p.m. local time at the offices of the Company at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308. Information on how to vote in person at the annual meeting is discussed below.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 26, 2019 will be entitled to vote at the annual meeting. On this record date, there were 22,569,519 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 26, 2019 your shares were registered directly in your name with Cardlytics’ transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 26, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:

•	Proposal No. 1 - Election of three directors; and

•
Proposal No. 2 - Ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•
To vote online, go to www.proxyvote.com. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 24, 2019 to be counted.

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To vote over the telephone, dial toll-free 1-800-690-6903. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 24, 2019 to be counted.

•
To vote by mail if you requested printed proxy materials, you can vote by promptly completing and returning your signed proxy card in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by June 24, 2019.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 26, 2019.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1, but may vote your shares on Proposal No. 2 even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director and “For” the ratification of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2019. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to Cardlytics’ Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 1, 2020 to our Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2020 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between February 26, 2020 and March 27, 2020. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.
If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition, (5) a statement whether the person, if elected, intends to tender, promptly following the person’s failure to receive the required vote for election or re-election at the next meeting at which the person would face election or re-election, an irrevocable resignation effective upon acceptance of the resignation by the Board of Directors and (6) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.4 to our Registration Statement on Form S-1, filed with the SEC on January 12, 2018.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and with respect to the ratification of independent auditors, votes “For,” “Against” and abstentions. For Proposal No. 1, broker non-votes will have no effect and will not be counted toward the vote total for any of the director nominees. For Proposal No. 2, abstentions will be counted and will have the same effect as “Against” votes.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of Directors	Nominees receiving the most “For” votes.	No effect	No effect
2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019	“For” votes from holders of a majority of the stock having voting power present in person or represented by proxy at the 2019 Annual Meeting.	Against	Brokers have discretion to vote (1)

(1)
This proposal is considered a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 22,569,519 shares outstanding and entitled to vote. Thus, the holders of 11,284,760 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes and currently has nine members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s success of duly elected and qualified.
There are three directors in the class whose term of office expires in 2019, David L. Adams, Scott D. Grimes and Mark A. Johnson, each of whom was previously elected by our stockholders. If re-elected at the Annual Meeting, each of these nominees will serve until the 2022 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee that we propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any of the nominees will be unable to serve.
The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that nominee should continue to serve on the Board of Directors. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.
Class I Director Nominees for Election for a Three-Year Term Expiring at the 2022 Annual Meeting
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.
David L. Adams, age 62
David L. Adams has served as a member of our Board of Directors since September 2011. From 2007 until he retired in March 2016, Mr. Adams served as Executive Vice President and Chief Financial Officer of Aimia Inc., a data-driven marketing and loyalty analytics company listed on the Toronto Stock Exchange ("TSX"). Before joining Aimia Inc., Mr. Adams held a variety of executive finance positions at Photowatt Technologies Inc., SR Telecom Inc. and CAE Inc. Prior to these roles, he held a number of positions with the Bank of Nova Scotia and Ernst & Young. Mr. Adams serves as Chairman of the Board of Points International (listed on the TSX and the Nasdaq Capital Market), is a director of TCC Global (a private global loyalty marketing company) and Plan International Canada, and is a member of the Board of Governors of the Stratford Festival. Mr. Adams is chairman of the audit committee and a member of the renumeration committee at TCC Global and chairs the finance and audit committee at the Stratford Festival. He is a member of the audit committee and chairs the HRCC at Plan International Canada. Mr. Adams served as a director of Club Premier (AeroMexico’s frequent flyer program) until December 2018. Mr. Adams is a chartered accountant in Canada and holds a Bachelor of Commerce in Commerce and Finance from the University of Toronto. Our Board of Directors believes that Mr. Adams’ financial expertise and experience in the technology and loyalty marketing industries qualify him to serve on our Board of Directors.
Scott D. Grimes, age 56
Scott D. Grimes has served as our Chief Executive Officer and as a member of our Board of Directors since our founding in June 2008. From 2005 to June 2008, Mr. Grimes was Senior Vice President and General Manager, Payments at Capital One Financial Corporation and, from 2003 to 2005, Mr. Grimes was Vice President, Strategy at Capital One Financial Corporation. From 2001 to 2003, Mr. Grimes was a Principal at Canaan Partners, a venture capital firm. Earlier in his career, Mr. Grimes was a Senior Vice President at FreeMarkets Inc., an e-sourcing company, and a Principal at McKinsey & Company, a management consulting firm. Mr. Grimes began his career at Schlumberger Limited as an electrical engineer. Since August 2014, Mr. Grimes has served as a director of Evergy, Inc., a regulated electric utility, where he also serves on the audit, finance and nuclear, operations, and environmental oversight committees. Mr. Grimes holds a B.S. in Electrical Engineering from Union College and an M.B.A. from Stanford University. Our Board of Directors believes that Mr. Grimes’s business expertise and his daily insight into corporate matters as our Chief Executive Officer qualify him to serve on our Board of Directors.

Mark A. Johnson, age 66
Mark A. Johnson has served as a member of our Board of Directors since October 2010. Mr. Johnson joined TTV Capital, a venture capital firm, as a General Partner in 2008. From 1982 to 2000 and from 2003 to 2008, Mr. Johnson held various positions at CheckFree Corporation, a provider of financial electronic commerce services and products, including director, Vice President of Operations and Vice Chairman. From 2000 to 2003, Mr. Johnson left CheckFree to form e-RM Ventures, a private investing consultancy focused on early stage payments-related companies, although he continued to serve as a director of CheckFree. Prior to joining CheckFree, Mr. Johnson worked for the Federal Reserve Bank and Bank One Corporation. Mr. Johnson serves as a director and on the audit committee of FleetCor Technologies, Inc., a public company. He serves on the board of Bill.com, Springbot, Payrailz, SmartAsset, Defensestorm, and Mirconotes. He also is the former chairman of Venture Atlanta, a technology conference focused on connecting Georgia’s entrepreneurs with the capital providers. Mr. Johnson holds a B.S. in Business from Miami University and an M.B.A. from Ohio State University. Our Board of Directors believes that Mr. Johnson’s experience in financial e-commerce services and his service on numerous private company boards qualify him to serve on our Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.
Class II Directors Continuing in Office until the 2020 Annual Meeting
Lynne M. Laube, age 49
Lynne M. Laube has served as our Chief Operating Officer and as a member of our Board of Directors since our founding in June 2008. From 1994 to June 2008, Ms. Laube held various positions at Capital One, including as a Vice President. Ms. Laube started her career at Bank One Corporation, where she specialized in operations analysis. Ms. Laube holds a B.S. in Finance and Marketing from University of Cincinnati. Our Board of Directors believes that Ms. Laube’s business expertise and her daily insight into corporate matters as our President and Chief Operating Officer qualify her to serve on our Board of Directors.
John (“Jack”) Klinck, age 55
Jack Klinck has served as a member of our Board of Directors since October 2016. Since June 2016, Mr. Klinck has been a Managing Partner at Hyperplane Venture Capital. He is currently an active angel and seed stage investor in FinTech oriented firms. From 2006 to April 2015, Mr. Klinck was Executive Vice President and Head of Global Strategy and New Ventures at State Street Corporation, where he served on that firm’s management committee and ran several business lines including Alternative Investment Solutions, Credit Services, Global Exchange and Corporate Strategy. Before joining State Street, Mr. Klinck was Vice Chairman and President of the Investment Manager Solutions Group at Mellon Financial Corporation. Before joining Mellon in 1997, Mr. Klinck held various management positions at American Express. Mr. Klinck holds a B.A. from Middlebury College and an M.B.A from the Fuqua School of Business at Duke University. Our Board of Directors believes that Mr. Klinck’s diverse management expertise and experience in the financial services industry qualify him to serve on our Board of Directors.
Tony Weisman, age 59
Tony Weisman has served as a member of our Board of Directors since October 2014. Mr. Weisman has served as the Chief Marketing Officer of Dunkin’ since September 2017. From 2007 until September 2017, Mr. Weisman served in senior executive positions at Digitas and as the Chief Executive Officer of Digitas North America from March 2013 until September 2017. From 2002 to 2006, Mr. Weisman was Chief Marketing Officer at DraftFCB/Chicago, an advertising agency. Prior to 2002, he held various management positions at advertising agency Leo Burnett. Mr. Weisman holds a B.A. in Political Science from Brown University. Our Board of Directors believes that Mr. Weisman’s experience in the advertising industry qualifies him to serve on our Board of Directors.
Class III Directors Continuing in Office until the 2021 Annual Meeting
John V. Balen, age 58
John V. Balen has served as a member of our Board of Directors since August 2008 and as chairperson of our Board of Directors (“Board Chair”) since April 2017. Mr. Balen is a retired partner of Canaan Partners, a venture capital firm he joined in 1995, where he focused on the digital media, enterprise and financial technology sectors. Before joining Canaan Partners, Mr. Balen held a variety of operational and financial roles, including Managing Director of Horsley Bridge Partners, a private equity firm. Earlier in his career, Mr. Balen was an engineer at Codenoll Technology, a fiber communications company, and an engineer at Digital Equipment Corp. Mr. Balen serves as a director for a number of privately-held companies. Mr. Balen holds a B.S. in Electrical Engineering and an M.B.A. from Cornell University. Our Board of Directors believes that Mr. Balen’s experience investing in technology businesses and his service on numerous private company boards qualify him to serve on our Board of Directors.

Aimée Lapic, age 49
Aimée Lapic has served as a member of our Board of Directors since April 2019. Ms. Lapic has served as the chief marketing officer of Pandora Media, Inc. since December 2017. From January 2015 to November 2016, Ms. Lapic served as the Chief Marketing Officer for Banana Republic. From 2011 to December 2014, Ms. Lapic served as the Senior Vice President and General Manager of Gap Outlet International responsible for localized and global marketing. Ms. Lapic held numerous positions of increasing responsibility over thirteen years while employed at Gap, Inc. Ms. Lapic also currently serves as a Marketing Advisory Board member of Ridge Ventures, a venture capital firm focused on early-stage consumer Internet and enterprise IT investments. Ms. Lapic holds a B.A. degree in English literature from Princeton University, and a M.B.A. degree from Harvard Business School. Our Board of Directors believes that Ms. Lapic’s experience in the advertising industry qualifies her to serve on our Board of Directors.
Bryce Youngren, age 48
Bryce Youngren has served as a member of our Board of Directors since August 2008. Mr. Youngren joined Polaris Partners, a venture capital firm, in 2002 and currently is a Managing Partner of the firm and co-leads the firm’s technology investing team. Prior to joining Polaris, Mr. Youngren worked for Great Hill Partners and Willis Stein and Partners, two private equity firms, and for Bear Stearns & Co.’s technology investment banking group. Mr. Youngren serves as a director for a number of privately-held companies. Mr. Youngren holds a B.A. in Economics from the University of Illinois at Urbana-Champaign and an M.B.A. from the University of Pennsylvania. Our Board of Directors believes that Mr. Youngren’s experience investing in technology businesses and his service on numerous private and public company boards qualify him to serve on our Board of Directors.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board of Directors determined that Messrs. Adams, Balen, Johnson, Klinck, Weisman and Youngren and Ms. Lapic, representing seven of our nine directors, are “independent directors” as defined under current rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market (“Nasdaq”). In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence. Mr. Grimes and Ms. Laube are not independent directors by virtue of their employment with us as our Chief Executive Officer and Chief Operating Officer, respectively.
Board Leadership Structure
The Board of Directors of the Company has an independent Board Chair, Mr. Balen, who has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board of Directors. Accordingly, the of Board Chair has substantial ability to shape the work of the Board of Directors. We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

Role of the Board of Directors in Risk Oversight
One of the Board of Directors’ key functions is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole with the assistance of the Audit Committee, as well as through various standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board of Directors as quickly as possible. The Board of Directors has delegated to the Board Chair the responsibility of coordinating between the Board of Directors and management with regard to the determination and implementation of responses to any problematic risk management issues.
Meetings of the Board of Directors
The Board of Directors met thirteen (13) times during the last fiscal year. Each director, except Mr. Weisman, attended 75% or more of the aggregate number of meetings of the Board of Directors, and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
As required under applicable Nasdaq listing standards, during the last fiscal year, the Company’s independent directors met five (5) times in regularly scheduled executive sessions at which only independent directors were present. Mr. Balen, our Board Chair, presided over the executive sessions.
Information Regarding Committees of the Board of Directors
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the year ended December 31, 2018 for each of the Board committees:

Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Scott D. Grimes
Lynn M. Laube
David L. Adams	X(1)		X
John V. Balen		X	X(1)
Mark A. Johnson		X(1)
John Klinck	X
Aimée Lapic(3)
Tony Weisman		X
Bryce Youngren	X(2)		X
Number of meetings in 2018	6	7	9
(1) Committee chairperson.
(2) Effective February 8, 2019, Mark A. Johnson replaced Bryce Youngren as a member of the Audit Committee.
(3) Aimée Lapic was appointed to our Board of Directors on April 8, 2019.
Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee
The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting, disclosure controls and procedures and financial reporting processes and audits of its financial statements. The Audit Committee is currently composed of three directors: Messrs. Adams, Johnson and Klinck. The Audit Committee met six (6) times during the fiscal year. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on our website at www.cardlytics.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent, as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has also determined that Mr. Adams qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Adams’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.
The principal duties and responsibilities of our Audit Committee include:

•
appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly financial statements;

•
conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices; and

•	reviewing and discussing enterprise risk matters related to the Company with management.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
By order of the Audit Committee of the Board of Directors of Cardlytics,
AUDIT COMMITTEE:
David L. Adams (Chairperson)
John Klinck
Mark A. Johnson
* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee is composed of three directors: Messrs. Johnson, Balen and Weisman. All members of our Compensation Committee are independent, as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards. The Compensation Committee met seven (7) times during the fiscal year. The Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on our website at www.cardlytics.com.

The principal duties and responsibilities of our Compensation Committee include:

•
determining and approving the compensation and other terms of employment of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of relevant corporate performance goals and objectives and setting our Chief Executive Officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•	setting the compensation of our other executive officers;

•	exercising administrative authority under our stock plans and employee benefit plans;

•	establishing policies and making recommendations to our Board of Directors regarding director compensation;

•	reviewing and discussing with management the compensation discussion and analysis that we may be required from time to time to include in SEC filings; and

•
preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

Compensation Committee Processes and Procedures
The Compensation Committee typically meets an average of once every quarter and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with our Chief Executive Officer and Chief Legal and People Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, independent legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence.
In May 2017, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Compensia, Inc. ("Compensia") as its compensation consultant. Prior to the engagement of Compensia, the Company established a list of eleven (11) compensation consultants based on their work with peer companies as well as other referrals. The Company conducted meetings with each consultant and evaluated each on the following criteria: initial public offering ("IPO") experience, industry knowledge, public company experience and general impressions. The Committee ultimately selected Compensia due to their experience with public companies, including technology IPO companies, industry knowledge and responsiveness.
The Compensation Committee requested that Compensia assist in:

•	developing a compensation peer group to gauge market pay levels and practices;

•	assessing executive compensation against pre-IPO and public company norms;

•	assisting with the design and development of a public company equity compensation plan;

•	assisting with the design and development of a public company employee stock purchase plan;

•	reviewing, refining and articulating a compensation philosophy and equity grant strategy for the Company’s directors and executive officers;

•	assessing current executive severance and change in control benefits against appropriate market data;

•	developing company-wide public company market-based equity grant guidelines; and

•	assessing company-wide public company market-based compensation data.

To achieve the objectives listed above, the Compensation Committee requested that Compensia:

•
participate in discussions with the Chairperson of the Compensation Committee (and, if desired, other members of the Compensation Committee) and selected members of senior management to discuss the Company’s historical pay practices, incumbent roles and responsibilities, compensation philosophy and equity grant alternatives;

•	develop a peer group of approximately 18 publicly traded and comparable companies with similar industry, revenue, market capitalization, number of employees and other appropriate characteristics;

•	review executive compensation program for senior executives, including base salary, target bonus, target total cash and equity ownership relative to market norms;

•	assist in the development of an equity grant strategy to assist the Company in providing ongoing long-term incentive awards to employees and assist with equity grant modeling;

•	assist in designing an employee stock purchase plan;

•	assist in designing a severance and change in control program;

•
develop composite market values covering all primary pay components for the Company’s senior executive officers and directors, based on proxy pay values disclosed by industry peers and values reported within available published surveys for the Company’s industry;

•	assess pay competitiveness for the Company’s top executive officers and directors and develop directional recommendations to maintain and/or improve pay competitiveness;

•	summarize preliminary findings in a written report and review with the Compensation Committee and management; and

•	finalize report findings and recommendations based on feedback from the Company and Compensation Committee.
Compensia provided market-based alternatives for consideration and following an active dialogue with Compensia, the Compensation Committee implemented many of the market-based programs outlined by Compensia.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is composed of three directors: Messrs. Balen, Youngren and Adams. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met nine (9) times during the fiscal year. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.cardlytics.com.
The Nominating and Corporate Governance Committee’s responsibilities include:

•	assessing the need for new directors and identifying individuals qualified to become directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board of Directors’ committees;

•	assessing individual director and management performance, participation and qualifications;

•	developing corporate governance principles;

•	monitoring the effectiveness of the Board of Directors and the quality of the relationship between management and the Board of Directors; and

•	overseeing periodic evaluations of the Board of Directors’ performance.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, providing a diverse perspective to business decisions, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board of Directors’ self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to our Nominating and Corporate Governance Committee in care of our Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of stockholders. Submissions must include: (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) a description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director; and (7) such additional information as is required by our bylaws. Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
Stockholder Communications with the Board Of Directors
The Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Board of Directors or the director in care of our Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308. Written communications may be submitted anonymously or confidentially and may, at the discretion of the person submitting the communication, indicate whether the person is a stockholder or other interested party. Alternatively, stockholders may submit communications to the Board of Directors as a group through the investor page of our website at www.cardlytics.com.
Each communication will be reviewed by the Company’s Corporate Secretary to determine whether it is appropriate for presentation to the Board of Directors or such director. Examples of inappropriate communications include product complaints, product inquiries, new product suggestions, resumes or job inquiries, surveys, solicitations or advertisements, or hostile communications.
Communications determined by the Corporate Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis. Communications determined by the Corporate Secretary to be inappropriate for presentation will still be made available to any non-management director upon such director’s request.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.cardlytics.com. The Nominating and Corporate Governance Committee of our Board of Directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. If we make any substantive amendments to the Code of Conduct or we grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES
The Board of Directors has adopted Corporate Governance Guidelines, which became effective in February 2018 in connection with the Company's initial public offering, to ensure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and board committees and compensation. The Nominating and Corporate Governance Committee regularly reviews the Corporate Governance Guidelines, seeks advice and recommendations from outside advisors and considers corporate governance trends and best practices in our industry.
PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 2012. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP.
Principal accountant fees and services
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2018 and 2017 by Deloitte & Touche LLP, the Company’s principal accountant (in thousands):

	Year Ended December 31,
	2017	2018
Audit fees(1)	$2,922	$1,017
Audit-related fees	125	190
Tax fees(2)	225	158
All other fees(3)	—	144
Total fees	$3,272	$1,509

(1)
Audit fees consist of the fees for professional services rendered for the audit of our annual financial statements and review of our quarterly financial statements, and services normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit Fees for 2017 and 2018 include fees of $1,625,612 and $22,000, respectively, related to our IPO, consents, comfort letter and reviews of other documents filed with the SEC.

(2)	Tax fees consist of the fees for professional services rendered in connection with tax compliance, advice and planning services.

(3)
All other fees consist of fees for permissible accounting advisory services rendered in connection with our adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a pre-approval policy under which the Audit Committee approves in advance all audit and permissible non-audit services to be performed by the independent accountants (subject to a de minimis exception). These services may include audit services, audit-related services, tax services, and other non-audit services. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with its pre-approval policy, the audit committee has pre-approved certain specified audit and non-audit services to be provided by our independent auditor. If there are any additional services to be provided, a request for pre-approval must be submitted to the Audit Committee for its consideration under the policy. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. Finally, in accordance with the pre-approval policy, the Audit Committee has delegated pre-approval authority to the Chairperson of the Audit Committee. The Chairperson of the Audit Committee must report any pre-approval decisions to the audit committee at its next meeting.
All of the services of Deloitte & Touche LLP for 2017 and 2018 described above were in accordance with the audit committee pre-approval policy.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 2.
EXECUTIVE OFFICERS
The following table sets forth information concerning our executive officers:

Name	Position(s)
Scott D. Grimes	Chief Executive Officer, Co-Founder and Director
Lynne M. Laube	Chief Operating Officer, Co-Founder and Director
David T. Evans	Chief Financial Officer and Head of Corporate Development
Kirk L. Somers	Chief Legal and People Officer
Executive Officers Who Are Not Directors
The following sets forth certain information with respect to our executive officers who are not directors:
David T. Evans, age 43
David T. Evans has served as our Chief Financial Officer and Head of Corporate Development since October 2016. From August 2014 to October 2016, Mr. Evans served as our Senior Vice President, Corporate Development. From July 2009 to June 2014, Mr. Evans served as a Director in the Technology, Media and Telecom Investment Banking group at Wells Fargo Securities. Earlier in his career, Mr. Evans held positions at Wachovia Securities and Cowen Group. Mr. Evans holds a B.S. in Industrial Engineering from Auburn University and an M.B.A. from Emory University.
Kirk L. Somers, age 53
Kirk L. Somers has served as our Chief Legal and People Officer since April 2016. From July 2014 to April 2016, Mr. Somers served as our Chief Legal and Privacy Officer. From March 2013 to June 2014, Mr. Somers was General Counsel and Chief Administrative Officer at Think Geek Inc., an Internet based retailer. From November 2001 to January 2013, Mr. Somers was Executive Vice President, Corporate Affairs for Concurrent Computer Corporation, a provider of video software, hardware and professional services. Earlier in his career, Mr. Somers was the Assistant General Counsel for Melita International Inc., a provider of integrated customer contact applications, and a Partner with the law firm of Marshall & Melhorn, LLC. Mr. Somers began his legal career as an attorney in the U.S. Air Force. Mr. Somers holds a B.A. in Physics from Cornell University, a J.D. from Ohio State University, and was admitted to the U.S. patent bar in 1999.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of April 1, 2019 for:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The percentage ownership information shown in the table below is based upon 22,569,469 shares of common stock outstanding as of April 1, 2019.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules require that we include shares of common stock issuable pursuant to the vesting of restricted stock units and the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days of April 1, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for persons listed in the table is c/o Cardlytics, Inc., 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or greater stockholders:
FMR LLC (1)	3,211,725	14.2%
Entities affiliated with Aimia Inc.(2)	2,978,014	13.2%
Entities affiliated with Polaris Venture Partners(3)	2,552,626	11.3%
Canaan VIII L.P.(4)	1,618,141	7.2%
Frontier Capital Management Company, LLC (5)	1,462,777	6.5%
Entities affiliated with Prudential Financial, Inc. (6)	1,265,004	5.6%
Named executive officers and directors:
Scott D. Grimes(7)	882,705	3.9%
Lynne M. Laube(8)	684,977	3.0%
David T. Evans(9)	196,105	0.9%
David L. Adams(10)	105,520	0.5%
John V. Balen(4)	10,654	*
Mark A. Johnson(11)	414,281	1.8%
Aimée Lapic(12)	—	—%
Jack Klinck(13)	52,558	0.2%
Tony Weisman(13)	33,484	0.1%
Bryce Youngren(3)(14)	2,561,110	11.3%
All current executive officers and directors as a group (11 persons)(15)	5,073,038	21.9%
* Represents beneficial ownership of less than 0.1%

(1)
This information has been obtained from a Schedule 13G/A filed on February 13, 2019 by entities and individuals associated with FMR LLC. Consists of 3,211,725 shares of common stock held by FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, MA 02210

(2)
Consists of (a) 1,953,665 shares of common stock held by Aeroplan Holdings Europe Sàrl and (b) 1,024,349 shares of common stock held by Aimia Holdings UK Limited. Aeroplan Holdings Europe Sàrl and Aimia Holdings UK Limited are affiliates of Aimia Inc. The address of the entities affiliated with Aimia Inc. is 525 Viger Avenue West, Suite 1000, Montreal, Quebec H2Z 0B2, Canada.

(3)
This information has been obtained from a Schedule 13G filed on February 14, 2019 by entities and individuals associated with Polaris Venture Partners. Consists of (a) 2,463,127 shares of common stock held by Polaris Venture Partners V, L.P. (“PVP V”); (b) 48,002 shares of common stock held by Polaris Venture Partners Entrepreneurs’ Fund V, L.P. (“PVP EF V”); (c) 16,868 shares of common stock held by Polaris Venture Partners Founders’ Fund V, L.P. (“PVP FF V”) and (d) 24,629 shares of common stock held by Polaris Venture Partners Special Founders’ Fund V, L.P. (“PVP SFF V”). Polaris Venture Management Co. V, L.L.C. (“PVM V”) is the general partner of PVP V, PVP EF V, PVP FF V, and PVP SFF V (collectively, the “Polaris Funds”). PVM V may be deemed to have sole power to vote and dispose of the shares held by each of the Polaris Funds. Jonathan Flint and Terrance McGuire (collectively, the “Managing Members”) are the managing members of PVM V and may be deemed to share voting and dispositive power with respect to the shares held by the Polaris Funds. Bryce Youngren, a member of our Board of Directors, has a membership interest in PVM V, and may be deemed to share voting and dispositive powers with respect to the shares held by the Polaris Funds by virtue of his relationship to PVM V. The address of the Polaris Funds is One Marina Park Drive, 10th Floor, Boston, MA 02210.

(4)
This information has been obtained from a Form 4 filed on January 31, 2019 by Canaan VIII L.P. Canaan Partners VIII LLC is the general partner of Canaan VIII L.P. and may be deemed to have sole investment and voting power over the shares held by Canaan VIII L.P. Brenton K. Ahrens, John V. Balen, Stephen M. Bloch, Wende S. Hutton, Maha S. Ibrahim, Deepak Kamra, Guy M. Russo and Eric A. Young are the managing members of Canaan Partners VIII LLC. Investment and voting decisions with respect to the shares held by Canaan VIII L.P. are made by the managers of Canaan Partners VIII LLC, collectively. Mr. Balen, a member of our Board of Directors, is a managing member of Canaan Partners VIII LLC. No manager or member of Canaan Partners VIII LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by Canaan VIII L.P. The address for Canaan VIII L.P. and Mr. Balen is 2765 Sand Hill Road, Menlo Park, CA 94025. Subsequent to April 1, 2019, Canaan VIII L.P. distributed, for no consideration, 485,000 shares of common stock to its limited partners and to Canaan Partners VIII LLC. Mr. Balen received 601 shares of common stock in this distribution, representing his pro rata interest in the shares held by Canaan VIII L.P. This information has been obtained from Form 4 filings on April 10, 2019 by Canaan VIII L.P. and Mr. Balen.

(5)
This information has been obtained from a Schedule 13G filed on February 11, 2019 by Frontier Capital Management Company, LLC. The address of Frontier Capital Management Company, LLC is 99 Summer Street, 20th Floor, Boston, MA 02110.

(6)
This information has been obtained from a Schedule 13G filed on January 28, 2019 by entities and individuals associated with Prudential Financial, Inc. Consists of 1,264,354 shares of common stock held by Jennison Associates LLC and 650 shares of common stock held by Quantitative Management Associates LLC. Jennison Associates LLC and Quantitative Management Associates LLC are subsidiaries of Prudential Financial, Inc., who may be deemed to have direct or indirect voting and/or investment discretion over the shares of its subsidiaries. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, NJ 07102.

(7)
Includes (a) 194,112 shares of common stock held by the 2013 Scott Grimes GRAT UAD, for which Mr. Grimes is trustee and holds voting and investment power and (b) 65,237 shares of common stock issuable upon the exercise of options.

(8)
Includes (a) 43,675 shares of common stock held by the 2013 Lynne Marie Laube GRAT fbo Hayley Marie Allbright, for which Ms. Laube is trustee and holds voting power, (b) 43,675 shares of common stock held by the 2013 Lynne Marie Laube GRAT fbo Keegan George Allbright, for which Ms. Laube is trustee and holds voting power and (c) 127,736 shares of common stock issuable upon the exercise of options.

(9)	Includes 155,941 shares of common stock issuable upon the exercise of options.

(10)	Includes 87,500 shares of common stock issuable upon the exercise of options.

(11)
Consists of (a) 27,558 shares of common stock held by Mr. Johnson, (b) 291,353 shares of common stock held by TTP Fund II L.P., and (c) 95,370 shares of common stock held by TTV Ivy Holdings, LLC. TTV Capital is the provider of management services to TTP GP II, LLC, which is a general partner of TTP Fund II, L.P. TTV Capital is the manager of TTV Ivy Holdings Managers, LLC, which is the general partner of TTV Ivy Holdings, LLC. Mark A. Johnson, a member of our Board of Directors, is a member of each of TTP GP II, LLC and TTV Ivy Holdings Managers, LLC and holds the title of partner of TTV Capital, and may be deemed to share voting and dispositive power over the shares held by TTP Fund II L.P. and TTV Ivy Holdings, LLC.

(12)	Aimée Lapic was appointed to our Board of Directors on April 8, 2019.

(13)	Includes 25,000 shares of common stock issuable upon the exercise of options.

(14)	Includes the shares beneficially owned by the Polaris Funds as described in footnote (3) and 8,484 shares of common stock held directly by Mr. Youngren.

(15)
Consists of (a) 194,112 shares of common stock held by the 2013 Scott Grimes GRAT UAD, for which Mr. Grimes is trustee and holds voting and investment power, (b) 623,356 shares of common stock held by Mr. Grimes, (c) 43,675 shares of common stock held by the 2013 Lynne Marie Laube GRAT fbo Hayley Marie Allbright, for which Ms. Laube is trustee and holds voting power, (d) 43,675 shares of common stock held by the 2013 Lynne Marie Laube GRAT fbo Keegan George Allbright, for which Ms. Laube is trustee and holds voting power, (e) 469,891 shares of common stock held by Ms. Laube, (f) 40,164 shares of common stock held by Mr. Evans, (g) 39,839 shares of common stock held by Mr. Somers, (h) 18,020 shares of common stock held by Mr. Adams, (i) 10,654 shares of commons stock held by Mr. Balen, (j) 27,558 shares of common stock held by Mr. Johnson, (k) 291,353 shares of common stock held by TTP Fund II L.P., (l) 95,370 shares of common stock held by TTV Ivy Holdings, LLC, (m) 27,558 shares of common stock held by Mr. Klinck, (n) 8,484 shares of common stock held by Mr. Weisman, (o) 8,484 shares of common stock held by Mr. Youngren, (p) 2,463,127 shares of common stock held by Polaris Venture Partners V, L.P. (“PVP V”), (q) 48,002 shares of common stock held by Polaris Venture Partners Entrepreneurs’ Fund V, L.P. (“PVP EF V”), (r) 16,868 shares of common stock held by Polaris Venture Partners Founders’ Fund V, L.P. (“PVP FF V”), (s) 24,629 shares of common stock held by Polaris Venture Partners Special Founders’ Fund V, L.P. (“PVP SFF V”) and (t) 578,219 shares of common stock issuable upon the exercise of options held by all current executive officers and directors as a group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC concerning their ownership of, and transactions in, our common stock.
To our knowledge, based solely on our review of the copies of such reports furnished to us and on the representations of the reporting persons, all of these reports were timely filed for the fiscal year ended December 31, 2018.

EXECUTIVE COMPENSATION
We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we have reduced disclosure and are exempt from certain requirements related to executive compensation, including the requirements to hold nonbinding advisory votes on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees.
Summary Compensation Table
The following table sets forth information regarding compensation earned with respect to the years ended December 31, 2017 and 2018 by our named executive officers, which include our principal executive officer and the next two most highly compensated executive officers in 2018.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)		Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Scott D. Grimes, Chief Executive Officer, Co-Founder and Director(5)	2018	300,000		1,680,750	(1)	—	147,398	(3)	20,817	(6)(7)	2,148,965
	2017	300,000		—		653,842	178,231	(4)	24,324	(6)	1,156,397
Lynne M. Laube, Chief Operating Officer, Co-Founder and Director(5)	2018	280,000	(9)	1,680,750	(1)	—	137,571	(3)	23,290	(6)(7)	2,121,611
	2017	280,000		—		653,842	166,349	(4)	21,268	(6)	1,121,459
David T. Evans, Chief Financial Officer and Head of Corporate Development	2018	300,000		1,680,750	(1)	—	147,398	(3)	40,246	(6)(7)(8)	2,168,394
	2017	300,000		—		435,895	178,231	(4)	73,135	(6)(8)	987,261

(1)
The reported amounts reflect the grant date fair value of performance-based restricted stock units which were granted in 2018 as to (i) 37,500 shares of our common stock upon our achievement of 70.0 million average FI MAUs (as defined below) and (ii) 37,500 shares of our common stock upon our achievement of 85.0 million average FI MAUs. The grant date fair values presented in the table assume achievement of the highest level of performance conditions and exclude estimates of forfeiture. These awards vested and settled in 2018 upon our achievement of the performance targets.

(2)
This column reflects the aggregate grant date fair value of options granted during the fiscal year as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification ("ASC") Topic 718, Compensation-Stock Compensation as stock-based compensation in our consolidated financial statements. The assumptions we used in valuing options are described in Notes 2 and 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)	See “— Employment, Severance and Change of Control Agreements—2018 Bonus Plan” below for a description of the material terms of the plan pursuant to which this compensation was awarded.

(4)	See “— Employment, Severance and Change of Control Agreements—2017 Bonus Plan” below for a description of the material terms of the plan pursuant to which this compensation was awarded.

(5)	Mr. Grimes and Ms. Laube did not receive any additional compensation in his or her capacity as a director.

(6)	Includes our 401(k) plan matching contributions and health insurance premiums paid by us.

(7)	Includes reimbursements for family member travel to our IPO event in 2018.

(8)	Includes reimbursements for housing expenses and tax gross-ups on these payments.

(9)	Effective as of January 1, 2019, Ms. Laube's annual salary is $300,000.

Outstanding Equity Awards as of December 31, 2018
The following table sets forth certain information about equity awards granted to our named executive officers that remain outstanding as of December 31, 2018:

	Option Awards(1)
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Scott D. Grimes, Chief Executive Officer, Co-Founder and Director	7/7/2017	23,437	32,813	(3)	30.44	7/7/2027
	8/2/2016	30,806	18,485	(2)	20.00	8/2/2026
Lynne M. Laube, Chief Operating Officer, Co-Founder and Director	7/7/2017	23,437	32,813	(3)	30.44	7/7/2027
	8/2/2016	30,806	18,485	(2)	20.00	8/2/2026
	7/19/2013	62,499	—		8.32	7/19/2023
David T. Evans, Chief Financial Officer and Head of Corporate Development	7/7/2017	15,625	21,875	(3)	30.44	7/7/2027
	12/6/2016	18,750	18,750	(4)	20.00	12/6/2026
	8/2/2016	37,499	—		20.00	8/2/2026
	8/2/2016	37,504	22,503	(2)	20.00	8/2/2026
	8/8/2014	32,500	—		9.08	8/8/2024

(1)	All of the option awards listed in the table above were granted under our 2008 Stock Plan.

(2)
The shares of common stock underlying this option vest and become exercisable over a four-year period as to 25% of the common stock underlying the option on June 15, 2017 and as to 75% of the shares of common stock underlying the option in 36 equal monthly installments thereafter, subject to the recipient’s continued service through each vesting date.

(3)
The shares of common stock underlying this option vest and become exercisable over a four-year period as to 25% of the common stock underlying the option on April 1, 2018 and as to 75% of the shares of common stock underlying the option in 36 equal monthly installments thereafter, subject to the recipient’s continued service through each vesting date.

(4)
The shares of common stock underlying this option vest and become exercisable over a four-year period as to 25% of the common stock underlying the option on December 6, 2017 and as to 75% of the shares of common stock underlying the option in 36 equal monthly installments thereafter, subject to the recipient’s continued service through each vesting date.

In January 2018, we granted each of Messrs. Grimes and Evans and Ms. Laube performance-based restricted stock units, pursuant to our 2008 Stock Plan, which vested and settled in 2018 as to (i) 37,500 shares of our common stock upon our achievement of 70.0 million average FI MAUs and (ii) 37,500 shares of our common stock upon our achievement of 85.0 million average FI MAUs. Our Board of Directors made these grants based on input and analysis from Compensia, and intentionally set rigorous goals that required exceptional performance by Messrs. Grimes and Evans and Ms. Laube in order for these performance-based restricted stock units to vest. We define FI MAUs as targetable customers or accounts of our FI partners that logged in and visited the online or mobile banking applications of, or opened an email containing our offers from, our FI partners during a monthly period. We then calculate a monthly average of these FI MAUs for the periods presented.
In April 2019, we granted each of Messrs. Grimes and Evans and Ms. Laube 315,000, 175,000 and 225,000 performance-based restricted stock units (“2019 PSUs”), respectively. The 2019 PSUs are composed of four equal tranches, each of which have an independent performance-based vesting condition. The vesting criteria for the four tranches are as follows:

•	a minimum growth rate in adjusted contribution over a trailing 12-month period,

•	a minimum number of advertisers that are billed above a specified amount over a trailing 12-month period,

•	a minimum cumulative adjusted EBITDA target over a trailing 12-month period, and

•	a minimum trailing 30-day average closing price of our common stock.
The vesting conditions of each of the four tranches must be achieved within four years of the grant date. Upon a vesting event, 50% of the related tranche vests immediately, 25% of the related tranche vests six-months after achievement date and 25% of the related tranche vests 12-months after the achievement date.

See “—Potential Payments upon Termination or Change of Control” for a description of vesting acceleration applicable to stock options held by our named executive officers.
We may in the future, on an annual basis or otherwise, grant additional equity awards to our executive officers pursuant to our 2018 Equity Incentive Plan.
Employment, Severance and Change in Control Agreements
Employment Arrangements and Offer Letters
Each of our named executive officers’ employment is “at will” and may be terminated at any time, subject to the executive’s right to receive certain benefits and payments, as described below under “Potential Payments Upon Termination or Change of Control.” We are not party to employment agreements or offer letter agreements with Scott D. Grimes, our Chief Executive Officer or Lynne M. Laube, our Chief Operating Officer. Mr. Grimes’ and Ms. Laube’s current annual base salaries are each $300,000.
We entered into an offer letter agreement with Mr. Evans effective June 11, 2014 for the position of Senior Vice President, Corporate Development. In October 2016, Mr. Evans began serving as our Chief Financial Officer and Head of Corporate Development. Mr. Evans currently receives a base salary of $300,000. Pursuant to his offer letter, Mr. Evans was also entitled to a stock option grant as described under “—Outstanding Equity Awards as of December 31, 2018” above. Mr. Evans is also eligible to participate in our employee benefit plans, subject to the terms of those plans.
2017 Bonus Plan
In 2017, each of our executive officers was eligible to participate in our 2017 Annual Bonus Target Incentive Program (the "2017 Bonus Plan"). The 2017 Bonus Plan was designed to motivate and reward executives for the attainment of company-wide performance goals. The annual cash targets for Messrs. Grimes and Evans and Ms. Laube were $225,000, $225,000 and $210,000, respectively. Each of our executive officers was eligible to receive more than 100% of his or her target bonus if our performance exceeded the target set forth in the 2017 Bonus Plan. The 2017 Bonus Plan cash targets were based on us achieving certain adjusted contribution and certain operating expense targets.
2018 Bonus Plan
In 2018, each of our executive officers was eligible to participate in our 2018 Annual Bonus Target Incentive Program (the "2018 Bonus Plan"). The 2018 Bonus Plan was designed to motivate and reward executives for the attainment of company-wide performance targets. The annual cash targets for Messrs. Grimes and Evans and Ms. Laube were $225,000, $225,000 and $210,000, respectively. Each of our executive officers was eligible to receive more than 100% of his or her target bonus if our performance exceeded the targets set forth in the 2018 Bonus Plan. The 2018 Bonus Plan cash targets were based upon us achieving certain revenue and certain adjusted EBITDA targets.
2019 Bonus Plan
In 2019, each of our executive officers is eligible to participate in our 2019 Annual Bonus Target Incentive Program (the "2019 Bonus Plan"). The 2019 Bonus Plan is designed to motivate and reward executives for the attainment of company-wide performance targets. The annual cash targets for Messrs. Grimes and Evans and Ms. Laube are each $225,000. Each of our executive officers is eligible to receive more than 100% of his or her target bonus if our performance exceeded the targets set forth in the 2019 Bonus Plan. The 2019 Bonus Plan cash targets are based upon us achieving certain adjusted contribution and certain adjusted EBITDA targets.
Potential Payments upon Termination or Change of Control
Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his term of service, including salary.
Messrs. Grimes and Evans and Ms. Laube are each party to an amended and restated separation agreement with us. Pursuant to these agreements, if the executive resigns for certain good reasons or is terminated by us other than for cause, then, subject to the execution of a release and compliance with any post-termination obligations and covenants, the executive will receive (1) 12 months of then-current annual base salary, less applicable withholdings, paid in installments over a period of 12 months, (2) a prorated portion of the executive’s annual bonus, if any, based on the amount that would have been earned had the executive remained employed for the entire year, less applicable withholdings, paid on the same date that we pay all other such bonuses for the applicable year and (3) continued payment of the employer portion of COBRA premiums for a period of 12 months, subject to the executive’s continued copayment of premiums, if permitted under the terms of the plan and applicable law.

In addition, if we undergo a change of control and Messrs. Grimes’, Evans’ or Ms. Laube’s role, responsibilities or compensation are materially reduced or such executive is terminated without cause in connection with such change of control, unvested stock options and restricted stock units held by such executive will fully vest.
401(k) Plan
We maintain a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code ("IRC"). Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to such participant’s directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under IRC Section 401(a) with the 401(k) plan’s related trust intended to be tax exempt under IRC Section 501(a). As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. We match 50% of the first 5% of each participant’s contribution.
DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation earned for service on our Board of Directors during the year ended December 31, 2018 by our directors who were not also our employees. Scott D. Grimes, our Chief Executive Officer, and Lynne M. Laube, our Chief Operating Officer, are also members of our Board of Directors, but did not receive any additional compensation for service as a director. Mr. Grimes’ and Ms. Laube’s compensation as executive officers are set forth above under “Executive Compensation— Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(3) ($)	Total ($)
David L. Adams	132,500	150,000	282,500
John V. Balen	52,500	150,000	202,500
Mark A. Johnson	33,750	150,000	183,750
Jack Klinck	37,500	150,000	187,500
Aimée Lapic(2)	—	—	—
Robert Legters	—	—	—
Tony Weisman	30,000	150,000	180,000
Bryce Youngren	45,000	150,000	195,000

(1)
This column reflects the aggregate grant date fair value for RSUs granted during the fiscal year as computed in accordance with ASC Topic 718 as stock-based compensation in our consolidated financial statements. These awards vested on March 9, 2019.

(2)
Aimée Lapic was appointed to our Board of Directors on April 8, 2019. Upon appointment to our Board of Directors, in accordance with our non-employee director compensation policy we granted Aimée Lapic 1,996 restricted stock units. The shares underlying these restricted stock units vest in full on April 8, 2020, subject to her continued service as a director through the vesting date.

(3)	The table below shows the aggregate number of option awards and stock awards outstanding for each of our non-employee directors as of December 31, 2018:

Name	Option Awards (#)		Stock Awards(b) (#)
David L. Adams	87,500	(a)	8,484
John V. Balen	—		8,484
Mark A. Johnson	—		8,484
Jack Klinck	25,000	(a)	8,484
Aimée Lapic	—		—
Robert Legters	—		—
Tony Weisman	25,000	(a)	8,484
Bryce Youngren	—		8,484

(a)	Fully vested.

(b)	The shares of common stock underlying this RSU award vested on March 9, 2019.
In April 2019, in recognition of the services performed by our independent directors prior to our initial public offering, our Board of Directors approved the grant of restricted stock units for 5,952 shares to each of Messrs. Adams, Klinck and Weisman. Our Board of Directors made these grants based on input and analysis from Compensia. The shares underlying these restricted stock units vest in full on April 4, 2020, subject to the continued service of the directors through the vesting date.

Non-Employee Director Compensation
Our Board of Directors has adopted a director compensation policy for non-employee directors. The policy provides for the compensation of non-employee directors with cash and equity compensation. Under the policy, each non-employee director will receive an annual board service retainer of $30,000. The non-executive Board Chair will receive an additional service retainer of $15,000. The Chairperson of each of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee will receive additional annual committee chair service retainers of $30,000, $15,000 and $15,000, respectively. Additionally, the Chairperson of our Audit Committee received $60,000 for the first year we were public. Other members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee will receive additional annual cash retainers of $20,000, $10,000 and $10,000, respectively, for each such committee of which they are a member. The annual cash compensation amounts set forth above are payable in equal quarterly installments, payable in arrears following the end of each calendar quarter in which the board service occurs, prorated for any partial months of service. We will also reimburse all reasonable out-of-pocket travel expenses incurred by non-employee directors in attending meetings of our Board of Directors or any committee thereof.
In addition to cash compensation, each non-employee director is eligible to receive restricted stock unit awards. Each of our non-employee directors received a one-time restricted stock unit award on March 9, 2018 with a grant date fair value of $150,000, which vested in full on the first anniversary of such grant date. Commencing on the next annual meeting of our stockholders, each continuing non-employee director as of the date of the annual meeting will receive an annual grant of a restricted stock unit award with a grant date fair value of $150,000, which will vest in full on the first anniversary of such grant date, provided that the applicable non-employee director is, as of such vesting date, then a member of our Board of Directors. Further, each new non-employee director who joins our Board of Directors will receive a one-time restricted stock unit award upon the date of his or her appointment or election to our Board of Directors with a grant date fair value of $150,000, pro-rated based on the number of months of service until the next annual meeting of our stockholders, which will vest in full on the first anniversary of such grant date, provided that the applicable non-employee director is, as of such vesting date, then a member of our Board of Directors.
The maximum number of shares of Common Stock subject to Stock Awards granted under the Plan or otherwise during any one calendar year to any Non-Employee Director, taken together with any cash fees paid by the Company to such Non-Employee Director during such calendar year for service on the Board, will not exceed $750,000 in total value (calculating the value of any such Stock Awards based on the grant date fair value of such Stock Awards for financial reporting purposes), or, with respect to the calendar year in which a Non-Employee Director is first appointed or elected to the Board, $1,500,000.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2018:

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)(#)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(#)
Plan Category
Equity compensation plans approved by security holders(1)	2,155,206	(2)	20.55	(2)	2,174,039
Equity compensation plans not approved by security holders	—		—		—
Total	2,155,206		20.55		2,174,039

(1)
Includes the 2008 Stock Plan, the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan. On January 1 of each year, the number of shares reserved under the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan is automatically increased by 5% and 1%, respectively, of the total number of shares of common stock that are outstanding at that time, or a lesser number of shares as may be determined by our Board of Directors.  An additional 1,123,312 and 224,662 shares were added to the number of available shares under the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan, respectively, in each case effective January 1, 2019.

(2)
Includes 1,774,186 stock options outstanding as of December 31, 2018, at a weighted-average exercise price of $20.55 per share, and 381,020 shares of common stock issuable upon the vesting of outstanding restricted stock units. The restricted stock units have no exercise price.

TRANSACTIONS WITH RELATED PERSONS
The following is a summary of transactions since January 1, 2017 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our then directors, executive officers or holders of more than 5% of any class of our voting securities at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the sections titled “Executive Compensation” and “Director Compensation.”
Series G Preferred Stock and Warrant Financing
In May 2017, we sold an aggregate of 346,334 shares of our Series G redeemable convertible preferred stock at a price of $34.4758 per share for aggregate gross proceeds of approximately $11.9 million. In connection with the issuance of our Series G redeemable convertible preferred stock, (1) the principal and accrued interest under the Existing Stockholder Notes converted into an aggregate of 1,295,746 shares of our Series G’ redeemable convertible preferred stock, (2) the principal and accrued interest under the Aimia EMEA Notes converted into an aggregate of 801,329 shares of our common stock and (3) we issued warrants to purchase an aggregate number of shares of our common stock equal to the product obtained by multiplying 346,334 by a fraction, the numerator of which is the difference between $68.9516 and the volume weighted average closing price of our common stock over the 30 trading days prior to the date on which such warrants become exercisable and the denominator of which is such volume weighted average closing price, which warrants became exercisable on August 8, 2018. The following table summarizes the participation in the foregoing transactions by our directors, executive officers and holders of more than 5% of any class of our capital stock as of the date of such transactions:

Related Party	Shares of Series G Preferred Stock	Shares of Series G’ Preferred Stock	Shares of Common Stock	Warrants to Purchase Common Stock
Entities affiliated with Aimia Inc.(1)	—	382,227	801,329	—
Entities affiliated with Polaris Venture Partners(2)	29,004	212,469	—	(5)
Canaan VIII L.P.(3)	53,660	260,097	—	(5)
Scott D. Grimes	—	25,969	—	—
Lynne M. Laube	—	13,983	—	—
Entities affiliated with Mark A. Johnson(4)	34,806	15,045	—	(5)
John Klinck	5,801	—	—	(5)
David L. Adams	2,900	—	—	(5)

(1)
Consists of 159,207 shares of Series G’ redeemable convertible preferred stock issued to Aeroplan Holdings Europe Sàrl, 223,020 shares of Series G’ redeemable convertible preferred stock issued to Aimia EMEA Limited and 801,329 shares of common stock issued to Aimia EMEA Limited. Shares issued to Aimia EMEA Limited were transferred to Aimia Holdings UK Limited in January 2018.

(2)
Consists of 27,988 shares of Series G redeemable convertible preferred stock purchased by PVP V, 205,020 shares of Series G’ redeemable convertible preferred stock issued to PVP V, 545 shares of Series G redeemable convertible preferred stock purchased by PVP EF V, 3,995 shares of Series G’ redeemable convertible preferred stock issued to PVP EF V, 191 shares of Series G redeemable convertible preferred stock purchased by PVP FF V, 1,404 shares of Series G’ redeemable convertible preferred stock issued to PVP FF V, 280 shares of Series G redeemable convertible preferred stock purchased by PVP SFF V and 2,050 shares of Series G’ redeemable convertible preferred stock issued to PVP SFF V. PVM V is the general partner of the Polaris Funds. Bryce Youngren, a member of our Board of Directors, has a membership interest in PVM V.

(3)
John V. Balen, a member of our Board of Directors, is a managing member of Canaan Partners VIII LLC, the general partner of Canaan VIII L.P. Mr. Balen does not have voting or investment power over any shares held directly by Canaan VIII L.P.

(4)
Consists of 15,045 shares of Series G’ redeemable convertible preferred stock issued to TTP Fund II, L.P., 29,005 shares of Series G redeemable convertible preferred stock purchased by TTV Ivy Holdings, LLC and 5,801 shares of Series G redeemable convertible preferred stock purchased by Mr. Johnson. TTV Capital is a provider of management services to TTP GP II, LLC, which is a general partner of TTP Fund II, L.P. TTV Capital is the manager of TTV Ivy Holdings Manager, LLC, which is the general partner of TTV Ivy Holdings, LLC. Mark A. Johnson, a member of our Board of Directors, is a member of each of TTP GP II, LLC and TTV Ivy Holdings Managers, LLC and holds the title of partner of TTV Capital, and may be deemed to share voting and dispositive power over the shares held by TTP Fund II L.P. and TTV Ivy Holdings, LLC.

(5)
The number of shares issuable to each investor upon the exercise of such warrants is equal to the product obtained by multiplying the number of shares of Series G redeemable convertible preferred stock set forth opposite such investor’s name in the table above by a fraction, the numerator of which is the difference between $68.9516 and the volume weighted average closing price of our common stock over the 30 trading days prior to the date on which such warrants become exercisable and the denominator of which is such volume weighted average closing price.

Investors’ Rights Agreements
In connection with our preferred stock financings, we entered into investors’ rights agreement containing registration rights and information rights, among other things, with certain holders of our redeemable convertible preferred stock and certain holders of our common stock, including entities affiliated with Polaris Venture Partners, Canaan VIII L.P., entities affiliated with Aimia Inc., Scott D. Grimes, Lynne M. Laube and TTP Fund II, L.P., an entity affiliated with Mark A. Johnson.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.
Related Person Transaction Policy
In February 2018, we adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants, in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from our employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy.
In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
In considering related person transactions, our Audit Committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.
All of the transactions described above were entered into prior to the adoption of the written policy, but all were approved by our Board of Directors considering similar factors to those described above.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Cardlytics, Inc., Attn: Corporate Secretary, 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

/s/ Scott D. Grimes
Scott D. Grimes
Chief Executive Officer and Director

Atlanta, GA
April 30, 2019
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to Cardlytics' Corporate Secretary at 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 David L. Adams   02 Scott D. Grimes   03 Mark A. Johnson

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000421551_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

CARDLYTICS, INC.
Annual Meeting of Stockholders
June 25, 2019 2:00 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Kirk Somers as proxy and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CARDLYTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EST on June 25, 2019, at the 675 Ponce de Leon Ave. NE, Suite 6000, Atlanta, GA 30308, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000421551_2 R1.0.1.18